This deed is made on May 1st, 2024
Andrew Oddie
c/o FUNKO UK, Ltd

Dear Andy
1.    BACKGROUND
1.1    The terms of this deed (the “Letter”) are subject to, and in consideration of, your continued employment with FUNKO UK, Ltd (the “Employer”) under your contract of employment dated 12 May 2022, as amended from time to time (the “Employment Agreement”).
1.2    By executing this Letter, you hereby agree to the amendments to your Employment Agreement and your terms and conditions of employment as set out in this Letter.
2.    DEFINITIONS
2.1    In this Letter, “New Severance Policy” means the Funko Executive Severance Policy Guidelines document dated 19 April 2023 which is appended to the Annex of this Letter, as amended from time to time.
2.2    Unless otherwise defined herein, all capitalised terms in this Letter are as defined in the     Employment Agreement or the New Severance Policy (as relevant).
3.    CHANGE OF JOB TITLE
3.1    With effect from 20 September 2023, your job title changed to Chief Commercial Officer.
4.    HEALTH CARE ENTITLEMENTS
4.1    Subject to paragraph 4.2, paragraph 4.3 and paragraph 4.4 of this Letter, if the Appointment is terminated or otherwise ceases in circumstances where the New Severance Policy applies, you shall be entitled to receive a lump sum payment equal to 12 months of the private medical insurance premiums you would have: (i) received from the Company; and (ii) paid as an employee under the private medical insurance arrangement to which the Company provides you with access pursuant to Clause 12 of the Employment Agreement (the “PMI Scheme”), based on your healthcare elections for the purposes of the PMI Scheme which are in force as at the date of this Letter (the “Health Care Lump Sum”).
4.2    Payment to you of the Health Care Lump Sum shall be expressly conditional upon you complying with any applicable obligations under the New Severance Policy and/or your Employment Contract, together with your entry into a settlement agreement to the satisfaction of the Company.
4.3    The Health Care Lump Sum shall be subject to all applicable income tax, National Insurance contributions and other withholdings and deductions.
4.4    Payment of the Health Care Lump Sum shall not entitle you to continue to receive any health care benefits from or via the Company (whether under the PMI Scheme or otherwise) following the termination of your Appointment. Your private medical insurance benefits under the PMI Scheme shall continue to be governed by your Employment Agreement and the terms and conditions of any relevant third party insurer from time to time.

5.    EQUITY ENTITLEMENTS
5.1    Subject to paragraph 5.2, paragraph 5.3 and paragraph 5.4, if the Appointment is terminated or otherwise ceases in circumstances where the New Severance Policy applies, the Company will accelerate the vesting of any unvested Restricted Stock Units and stock options which you hold pursuant to the Funko Inc, 2017 or 2019 Incentive Award Plan (any, a “Plan” and the “Awards”), such that the Awards will benefit from an additional 12 months’ vesting.
5.2    The accelerated vesting set out in paragraph 5.1 above shall be expressly conditional upon you complying with any applicable obligations under the New Severance Policy, your Employment Contract and the governing terms of the Awards (including the term of either Plan and any applicable award agreement), as amended from time to time, together with your entry into a settlement agreement to the satisfaction of the Company.
5.3    The accelerated vesting provided for in paragraph 5.1 shall not apply in relation to any Performance Stock Unit (“PSU”) entitlements which you hold pursuant to either Plan.
5.4    Subject to the terms of this Letter, your RSU, Option and PSU entitlements will continue to be governed by the governing terms of each these arrangements, including either Plan and any applicable award agreement (as amended from time to time).
6.    GENERAL
6.1    If these changes are acceptable to you, please sign, date and return one copy of the Letter, appropriately witnessed. All other terms of your Employment Agreement and your terms and conditions of employment shall remain unchanged and will continue in full force and effect.
6.2    This Letter may be executed in any number of counterparts, and by the parties on separate counterparts, but shall not be effective until each of the parties has executed at least one counterpart. Each counterpart shall constitute an original but all counterparts together shall constitute one and the same instrument.
6.3    This Letter is governed by and to be construed in accordance with English law and any dispute is subject to the exclusive jurisdiction of the English courts.

IN WITNESS of which this Letter has been executed and delivered as a deed on the first date written above.

EXECUTED, but not delivered until      /s/ Tracy D. Daw
the date specified on page 1, as a deed
By FUNKO UK, Ltd
    Director
Acting by

Witness’s Signature:    /s/ Sarah Martinez
Full Name:     Sarah Martinez
Address:     2802 Wetmore Ave
     Everett, WA
     98201

EXECUTED, but not delivered until      /s/ Andrew Oddie
the date specified on page 1, as a deed
By Andrew Oddie
in the presence of:

Witness’s
Signature:    /s/ Sarah Martinez
Full Name:     Sarah Martinez
Address:     2802 Wetmore Ave
     Everett, WA
     98201

ANNEX

NEW SEVERANCE POLICY

Executive Severance Policy Guidelines
April 19, 2023

Purpose
The purpose of this policy is to outline the guidelines for severance benefits for specified employees of Funko, Inc. and its subsidiaries (the “Company” or “Funko”).
Eligibility
This policy applies to all Funko employees in salary grades 13 and above.
Triggering Events In the event of an involuntary termination due to a reduction in force/downsizing, change in company direction, job elimination or termination for performance, or by the Company without “cause” or by the eligible employee for “good reason” (solely to the extent provided for in such employee’s employment or other written agreement with Funko) Funko will provide an additional severance benefit for the affected employees. This does not apply to voluntary resignations, terminations for cause, refusal to be reassigned or refusal to be relocated. No severance benefits will be provided under this policy unless the terminating employee executes a release of claims in the Company’s customary form and continues to comply with any applicable restrictive covenant obligations. Any severance benefits provided for in an employee’s employment agreement or other written agreement with Funko shall be provided pursuant to and/or in lieu of any severance benefits under this policy (such that, for the avoidance of doubt, there shall be no duplication of any severance payments or benefits provided to such employee).
Payment Amount
The following severance benefits apply to employees who are eligible for this policy:

	Number of Months
Salary Grade	Severance[1]	COBRA	Equity2&3
14 & Above	12	12	12
13	6	6	Not Applicable
1 Severance is calculated on base pay only (calculated at the rate in effect on the termination date) and will be payable in installments over the applicable severance period in accordance with the Company’s regular payroll practices.
2 Accelerated vesting of outstanding time-based equity awards that would have otherwise vested within the indicated number of months from the date of termination. Accelerated vesting of performance-based equity awards shall be subject to the terms and conditions of the applicable award agreement.
3 Notwithstanding anything to the contrary herein, the equity benefits described in footnote 2 above shall also be payable in connection with a termination due to death or “disability” (as defined in such employee’s employment or other written agreement with Funko, or if such employee is not party to any agreement containing a definition of disability, as defined in Funko’s applicable long-term disability policy).
Bonus
Employer’s policy would generally require the employee to remain employed through the payment date of the Bonus to receive. If the triggering event occurs after January 1st and before the bonus pay out date Funko will pay the bonus (to the extent earned and based on actual performance achievement) upon the company pay out date in accordance with the Bonus Plan.

Insurance Benefits
Health and dental insurance coverage, if applicable, end on the last day of the month in which the employee receives the cash severance benefit in the event the employee timely elects continued coverage pursuant to COBRA. Upon termination of coverage, COBRA notification will be forwarded.
Tax Matters
All payments and benefits pursuant to this Policy are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.
The payments and benefits under the Policy are intended to comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations promulgated thereunder (“Section 409A”) and, accordingly, to the maximum extent permitted, the Policy shall be interpreted to be in compliance with or exempt from Section 409A. For purposes of Section 409A, each payment, installment or benefit payable under this Policy is hereby designated as a separate payment. If the Company determines that a participant is a “specified employee” under Code Section 409A(a)(2)(B)(i) at the time of the participant’s separation from service, then (i) any severance payments or benefits, to the extent that they are subject to Section 409A, will not be paid or otherwise provided until the first business day following (A) expiration of the six-month period measured from such separation date or (B) the date of the participant’s death and (ii) any installments that otherwise would have been paid or provided prior to such date will be paid or provided in a lump sum when the severance payments or benefits commence. No provision of this policy shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from any Funko employee or any other individual to Funko or any of its affiliates, employees, or agents.